                                                                     EXHIBIT 8.2

                               September 25, 2000


Grove Property Trust
598 Asylum Avenue
Hartford, CT.  06105

     Re: TAX OPINION - REIT STATUS/PARTNERSHIP CLASSIFICATION

Ladies and Gentlemen:

     We are acting as special counsel to Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), and ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), in connection with the Proxy Statement/Prospectus, included in the Registration Statement on Form S-4 (File No. 333-44576) (the "Registration Statement"), relating to (i) the proposed merger (the "Partnership Merger") of Grove Operating, L.P., a Delaware limited partnership ("Grove L.P."), with and into a subsidiary of ERP, (ii) the proposed merger (the "Company Merger") of Grove Property Trust, a Maryland real estate investment trust ("GPT"), with and into a subsidiary of ERP and (iii) the redemption of the limited partnership interests in Grove L.P. held by certain executives of GPT (the "Partnership Redemption"). The Partnership Merger and the Company Merger are collectively referred to herein as the "Merger"). You have requested our opinion as to certain federal income tax matters described below.

     Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

     The Merger will be consummated pursuant to (i) an Agreement and Plan of Merger, dated as of July 17, 2000, by and among GPT, Grove L.P. and ERP (the "Merger Agreement"), and (ii) the Agreement of Merger, by and between Grove L.P. and New LLC2, a Delaware limited liability company, entered into in connection therewith (the "Agreement of Merger"). The Partnership Redemption will be consummated pursuant to a Redemption and Distribution Agreement, dated as of July 17, 2000, by and among Damon D. Navarro, Brian D. Navarro, Edmund F. Navarro, Joseph R. LaBrosse, Grove Realty, LLC, a Delaware limited liability company, and Grove L.P. (the "Redemption Agreement"). The Merger Agreement, the Agreement of Merger and the Redemption Agreement are collectively referred to herein as the "Agreements").

     In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the "Reviewed Documents"):

                                                            Grove Property Trust
                                                              September 25, 2000
                                                                          Page 2




     (a) The Fifth Amended and Restated Limited Partnership Agreement of ERP, dated as of August 1, 1998, (the "ERP Limited Partnership Agreement");

     (a) The Second Amended and Restated Declaration of Trust of EQR, dated May 30, 1997, as amended (the "EQR Declaration of Trust");

     (a)  The Third Amended and Restated Bylaws of EQR (the "EQR Bylaws");

     (a)  The Registration Statement; and

     (a) The Agreements and such other documents as may have been presented to us by EQR from time to time.

     In addition, we have relied upon the factual representations contained in EQR's certificate, dated September 25, 2000 (the "EQR Officer's Certificate"), executed by a duly appointed officer of EQR, which is attached hereto as EXHIBIT A, setting forth certain representations relating to the organization and operation of EQR and ERP before the Merger and EQR and ERP subsequent to the Merger.

     For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. Any representation or statement in any document upon which we rely that is made "to the best of knowledge" or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of EQR and ERP, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the Officer's Certificate or of the Reviewed Documents in a material way.

     In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

                                                            Grove Property Trust
                                                              September 25, 2000
                                                                          Page 3


     In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

     (i) Prior to the Merger, EQR and ERP each have been operated in the manner described in the EQR Declaration of Trust, the EQR Bylaws, the ERP Limited Partnership Agreement, the other organizational documents of each such entity, and in the manner described in the Proxy Statement/Prospectus, and all terms and provisions of such agreements and documents have been complied with by all parties thereto;

     (ii) Following the Merger, EQR and the ERP will each be operated in the manner described in the EQR Declaration of Trust, the EQR Bylaws, the ERP Limited Partnership Agreement, the other organizational documents of each such entity, and in the manner described in the Proxy Statement/Prospectus, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

    (iii) EQR is a duly formed real estate investment trust under the laws of the State of Maryland;

     (iv) ERP is a duly formed limited partnership under the laws of the State of Illinois;

     (v) GPT is a duly formed real estate investment trust under the laws of the State of Maryland;

     (vi) Grove L.P. is a duly formed limited partnership under the laws of the State of Delaware; and

    (vii) There has been no change in the applicable laws of the State of Maryland, the State of Illinois, the State of Delaware or in the Code, the regulations promulgated thereunder by the United States Department of the Treasury, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter.

With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in

                                                            Grove Property Trust
                                                              September 25, 2000
                                                                          Page 4


any of the foregoing bases for our opinions could affect our conclusions. Moreover, the qualification and taxation of EQR as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of EQR for any one taxable year will satisfy such requirements.

     Based upon and subject to the foregoing, it is our opinion that:

     (i) EQR was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for its taxable years ended December 31, 1992 through December 31, 1999;

     (ii) Assuming the Merger and all other events occur as contemplated in the Agreements and the Registration Statement, EQR's proposed method of operation, as described in the Proxy Statement/Prospectus and the documents incorporated by reference therein, and as represented in the EQR Officer's Certificate, will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable years ending after the effective time of the Merger;

    (iii) ERP will be classified as a partnership, and not as an association taxable as a corporation, for federal income tax purposes under Code
          Section 7701 and the Treasury Regulations promulgated thereunder; and

     (iv) The statement of federal income tax matters and consequences described in the Proxy Statement/Prospectus under headings "Summary-Tax Consequences," "Summary-Risk Factors," "Risk Factors-Grove L.P. Limited Partners Who are Subject to a Deficit Restoration Obligation to Grove L.P. and Who Elect to Receive ERP Units May Recognize Taxable Gain as a Result of the Partnership Merger if They Do Not Enter into a Deficit Restoration Obligation with ERP," "Risk Factors-Limited Partners of Grove L.P. Who Elect to Receive ERP Units May Recognize Taxable Gain if They Are Relieved of an Amount of Liabilities in Excess of Their Tax Basis in the ERP Units They Receive," "Risk Factors-Limited Partners of Grove L.P. Who Contributed Partnership Interests in Any of Grove's Retail Properties to Grove L.P. and Who Do Not Participate in the Retail Sale Transaction May Recognize Substantial Tax Gain as a Result of the Retail Sale Transaction," and "Material Federal Income Tax Consequences" and each of its subheads except "Material Federal Tax Consequences-Tax Status of Grove L.P.," to the extent

                                                            Grove Property Trust
                                                              September 25, 2000
                                                                          Page 5


          that it constitutes matters of law or legal conclusions, is accurate in all material respects.

     Other than as expressly stated above, we express no opinion on any issue relating to EQR and ERP, or to any investment therein.

     For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the respective sections of the Proxy Statement/Prospectus and the documents incorporated by reference therein, under the headings: "Material Federal Income Tax Consequences." We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time.

     This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity other than unitholders of Grove L.P. in connection with the Merger without our prior written consent. We hereby consent to the use of our name in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                               Very truly yours,

                                               PIPER MARBURY RUDNICK & WOLFE

                                               /s/ Piper Marbury Rudnick & Wolfe

                                    EXHIBIT A

                                                       EXHIBIT A TO EXHIBIT 8.2


                       EQUITY RESIDENTIAL PROPERTIES TRUST
                            TWO NORTH RIVERSIDE PLAZA
                             CHICAGO, ILLINOIS 60606

                               September 25, 2000


Piper Marbury Rudnick & Wolfe
203 North LaSalle Street
Suite 1800
Chicago, Illinois  60601-1293

     Re: EQR OFFICER'S CERTIFICATE -TAX OPINION FOR REIT STATUS/PARTNERSHIP CLASSIFICATION

Ladies and Gentlemen:

     In connection with (A) the Proxy Statement/Prospectus, included in the Registration Statement on Form S-4 (File No. 333-44576) (the "Registration Statement"), relating to the proposed merger (the " Partnership Merger") of Grove L.P., a Delaware limited partnership ("Grove L.P.") with and into a subsidiary of ERP Operating Limited Partnership ("ERP Operating Limited Partnership"), (B) the merger (the "Company Merger") of Grove Property Trust, a Maryland real estate investment trust ("GPT"), with and into a subsidiary of Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR") (the Partnership Merger and the Company Merger are referred to herein collectively as, the "Merger"), and (C) the redemption of the limited partnership interests in Grove L.P. held by certain executives of GPT (the "Partnership Redemption"), we have requested your opinion concerning: (i) the qualification and taxation of EQR as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1992 through December 31, 1999; (ii) the qualification and taxation of EQR as a REIT under the Code for all taxable years ending after the effective time of the Merger (the "Effective Time"); and (iii) the classification of ERP Operating Limited Partnership as a partnership for federal income tax purposes. Unless otherwise specifically defined herein or in Exhibit A attached hereto, all capitalized terms have the meaning assigned to them in the Registration Statement.

     In connection with the issuance of your legal opinion as described above, EQR and/or ERP Operating Limited Partnership hereby make the representations set forth below (intending that Piper Marbury Rudnick & Wolfe will rely on such representations in rendering its opinion). To the extent applicable, EQR and/or ERP make the same representations with respect to any Related REIT as are made herein with respect to EQR. All representations made by EQR, ERP Operating Limited Partnership and any Related REIT are made for all periods of their existence (unless otherwise set forth below):

     (1) No interests in ERP Operating Limited Partnership held by a general partner or limited partner have ever been traded on an established securities market or exchange (including an over-the-counter market) or the substantial equivalent thereof, and EQR has no intention to permit any interest in ERP Operating Limited Partnership to be traded on an established securities or exchange (including an over-the-counter market) or the substantial equivalent thereof.

     (2) Commencing with its taxable year ending December 31, 1992, EQR timely and properly filed an election to be taxed as a "real estate investment trust" under Code Section 856(c)(1). EQR has not revoked such election and has no present intention to revoke such election.

     (3) EQR has been managed by one or more of its trustees during all taxable years of its existence, and EQR has no present intention to not be managed by one or more trustees in the future.

     (4) Beneficial ownership in EQR has been evidenced by transferable shares during all taxable years of EQR's existence, and EQR intends that beneficial ownership in EQR will continue to be evidenced by transferable shares.

     (5) At no time during the last half of any taxable year of EQR have more than 50% in value of EQR's outstanding beneficial interests been owned, directly or indirectly, by or for five or fewer individuals as determined by applying the Attribution Rules.

     (6) EQR will take all measures within its control to ensure that at no time during the last half of any taxable year ending after the Effective Time, are more than 50% in value of EQR's outstanding beneficial interests owned, directly or indirectly, by or for five or fewer individuals as determined by applying the Attribution Rules.

     (7) Beneficial ownership in EQR was held by 100 or more persons during at least 335 days for the taxable year ending December 31, 1992 (or during a proportionate part of such taxable year if such taxable year was less than twelve months) and for all periods thereafter. EQR will take all measures within its control to ensure that beneficial ownership in EQR is held by 100 or more persons at all times from and after the Effective Time.

     (8) Commencing with EQR's taxable year ending December 31, 1992, and for all taxable years ending after the Effective Time, at least ninety-five percent (95%) of the gross income of EQR (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) dividends, (ii) interest, (iii) rents from real property, (iv) gain from the sale or other disposition of stock, securities and real property (including Interests in Real Property and interests on mortgages on real property), but excluding gain on real property which is Code Section 1221(1) Property, (v)

September 25, 2000
Page 3


          abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (viii) gain from the sale or other disposition of Real Estate Assets that is not a Prohibited Transaction.

     (9) Commencing with EQR's taxable year ending December 31, 1992, and for all taxable years ending after the Effective Time, at least seventy-five (75%) of the gross income of EQR (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain from real property which is Code
          Section 1221(1) Property, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other Real Estate Investment Trusts, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (ix) Qualified Temporary Investment Income.

     (10) Less than 30% of the gross income of EQR in its taxable years ending December 31, 1992, 1993, 1994, 1995, 1996 and 1997 was derived from the sale or other disposition of (i) stock or securities held for less than one year; (ii) property in a Prohibited Transaction; and (iii) real property (including Interests in Real Property and interests in mortgages on real property) held for less than four years other than property compulsorily or involuntarily converted (by means of destruction, theft, seizure, requisition, condemnation or threat of imminence thereof) and Foreclosure Property.

     (11) Neither EQR nor ERP Operating Limited Partnership has entered into any agreement or arrangement (and each has taken all measures within its control to ensure that no subsidiary of EQR classified as a Qualified REIT Subsidiary ("QRS") and no Related Partnership, has entered into any agreement or arrangement) in connection with the rental of real property under which amounts payable to EQR, ERP Operating Limited

September 25, 2000
Page 4


          Partnership, any Related Entity or QRS are dependent in whole or in part on the income or profits derived from any tenant (or subtenant) of such properties (except that such amounts may be based on a fixed percentage or percentages of gross receipts or sales).

     (12) From and after the Effective Time, neither EQR nor ERP Operating Limited Partnership will enter into any agreement or arrangement (and each will take all measures within its control to ensure that no Related Entity or QRS will enter into any agreement or arrangement) in connection with the rental of real property under which amounts payable to EQR, ERP Operating Limited Partnership, any Related Entity or QRS will depend in whole or in part on the income or profits derived from any tenant (or subtenant) of such properties (except that such amounts may be based on a fixed percentage or percentages of gross receipts or sales).

     (13) Neither EQR nor ERP Operating Limited Partnership has rendered services themselves or through a Related Entity or any other affiliate with respect to any real property in which EQR, directly or through ERP Operating Limited Partnership or a Related Entity, had an interest that is less than or equal to 50% unless EQR (i) obtained either a ruling from the Internal Revenue Service or an opinion of counsel that the provision of such services would not disqualify the income from such real property as rents from real property or (ii) determined that, if the income from such real property did not qualify as rents from real property, such income (along with other nonqualifying income) would not cause EQR to fail to meet the tests described in representations (8) or (9) above.

     (14) Neither EQR nor ERP Operating Limited Partnership will render services themselves or through a Related Entity or any other affiliate with respect to any real property currently owned or acquired in the future in which EQR, directly or through ERP Operating Limited Partnership or a Related Entity, has an interest that is less than or equal to 50% unless EQR (i) obtains either a ruling from the Internal Revenue Service or an opinion of counsel that the provision of such services will not disqualify the income from such real property as rents from real property or (ii) determines that, if the income from such real property did not qualify as rents from real property, such income (along with other nonqualifying income) would not cause EQR to fail to meet the tests described in representations (8) and (9) above.

     (15) For each of the taxable years ending December 31, 1992, through December 31, 1999: (i) less than 15% of the rent received by EQR, ERP Operating Limited Partnership, any Related Entity or QRS in regard to each of the Properties was attributable to personal property; and (ii) all personal property contained in the

September 25, 2000
Page 5


          Properties was leased under or in connection with a lease of the real property contained in the Properties.

     (16) EQR and ERP Operating Limited Partnership expect that, and each will take all measures within its control to ensure that, for any taxable year ending after the Effective Time: (i) less than 15% of the rent received by EQR, ERP Operating Limited Partnership, any Related Entity or QRS in regard to each of the Properties will be attributable to personal property; and (ii) all personal property contained in the Properties will be leased under or in connection with a lease of real property contained in the Properties.

     (17) For each of the taxable years ending December 31, 1992, through December 31, 1999, no more than a DE MINIMIS amount of rent received by EQR, ERP Operating Partnership or any Related Entity for the Properties was received or accrued directly or indirectly from any person in which EQR owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this representation, ownership will be determined by taking into account the Modified Attribution Rules.

     (18) EQR will take all measures within its control to ensure that, for any of its taxable years ending after the Effective Time, the amount of rent received by EQR, ERP Operating Partnership, any Related Entity or QRS for the Properties received or accrued directly or indirectly from any person in which EQR owns (i) in the case of a corporation (other than a Taxable REIT Subsidiary which satisfies either the Limited Rental Exception or the Exception for Certain Lodging Facilities), 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity, will not cause EQR to fail to meet the tests described in representations (8) or (9) above. For each of EQR's taxable years, the amount of income that EQR derives from sources that are not described in representation (8) above when added to the aggregate fair market value of any stock or securities of a corporation that are received by EQR, ERP Operating Limited Partnership, any QRS and/or any Related Entity in exchange for providing such corporation, or any affiliate of such corporation, access to any Properties will not cause EQR to fail to satisfy the tests described in representation (8) above for any taxable year of EQR. For purposes of this representation, ownership will be determined by taking into account the Modified Attribution Rules.

September 25, 2000
Page 6



     (19) Neither EQR, ERP Operating Limited Partnership, nor any Related Entity or QRS or affiliate of any of them has entered into or has any present intention to enter into any agreement or arrangement for the performance of services to tenants of the Properties, other than for services which are (a) not rendered primarily for the convenience of the tenants of the Properties, (b) customarily furnished or rendered in connection with the rental of real property, or (c) will be performed by a Taxable REIT Subsidiary of EQR. Any services provided to tenants of the Properties that are rendered primarily for the convenience of the tenants or are not customarily furnished or rendered in connection with the rental of real property have been and will be in the future provided by either (i) an Independent Contractor from which none of EQR, ERP Operating Limited Partnership, Related Entity, QRS or affiliate of any of them has derived or has any present intention to derive any income from such Independent Contractor or
          (ii) will be performed by a Taxable REIT Subsidiary.

     (20) At the close of each calendar quarter during its existence, at least 75% of the value of the Total Assets of EQR consisted of Real Estate Assets, cash and cash items (including receivables which arise in the ordinary course of EQR's operation but not receivables purchased from another person) and government securities, and not more than 25% of the value of its assets was represented by securities (other than government securities).

     (21) EQR will take all measures within its control to ensure that, at the close of each quarter during each taxable year ending after the Effective Time, at least 75% of the value of its Total Assets of EQR will consist of Real Estate Assets, cash and cash items (including receivables which arise in the ordinary course of EQR's operation but not receivables purchased from another person) and government securities, and that not more than 25% of the value of its assets will be represented by securities (other than government securities).

     (22) At the close of each quarter during its existence, EQR has not owned (either directly or indirectly through ERP Operating Limited Partnership, or any Related Entity or other affiliate) securities in any one issuer having an aggregate value in excess of 5% of the value of the Total Assets of EQR.

     (23) EQR will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after the Effective Time, it does not own (either directly or indirectly through ERP Operating Limited Partnership, or any Related Entity or other affiliate) securities in any one issuer having an aggregate value in excess of 5% of the value of the Total Assets of EQR.

September 25, 2000
Page 7


     (24) At no time has EQR owned (either directly or indirectly through ERP Operating Limited Partnership, any Related Entity or other affiliate) any securities in any issuer representing in excess of 10% of the outstanding voting securities of such issuer, unless such issuer is a Qualified REIT Subsidiary or a Related REIT.

     (25) EQR will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after the Effective Time, it will not own (either directly, or indirectly, through ERP Operating Limited Partnership, any Related Entity or other affiliate) any securities in any issuer representing in excess of 10% of the outstanding voting securities of such issuer, unless such issuer is
          (i) a Qualified REIT Subsidiary, (ii) a Taxable REIT Subsidiary or
          (iii) a Related REIT.

     (26) EQR will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after December 31, 2000, it will not own (either directly, or indirectly, through ERP Operating Limited Partnership, any Related Entity or other affiliate) any securities in any issuer representing in excess of 10% of the total value of the outstanding securities of such issuer, unless such issuer is (i) a Qualified REIT Subsidiary, (ii) a Taxable REIT Subsidiary or (iii) a Related REIT.

     (27) EQR will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after December 31, 2000, it will not own (either directly, or indirectly, through ERP Operating Limited Partnership, any Related Entity or other affiliate) securities of any Taxable REIT Subsidiary of EQR, the total value of which would represent in excess of 20% of the total value of EQR's assets.

     (28) EQR, ERP Operating Limited Partnership and each of the Related Entities have at all times during their existence held the Properties (and all other assets) for investment purposes and not as (i) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of its trade or business.

     (29) EQR, ERP Operating Limited Partnership, and each of the Related Entities will at all times after the Effective Time hold the Properties (and all other assets) for investment purposes and not as
          (i) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or
          (ii) property held primarily for sale to customers in the ordinary course of its trade or business.

     (30) For each of EQR's taxable years ending December 31, 1992, through December 31, 1999, EQR has paid dividends (without regard to capital gains dividends) equal to or

September 25, 2000
Page 8


          in excess of the sum of (i) ninety-five percent (95%) of EQR's REIT Taxable Income for such year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety-five percent (95%) of the net income from Foreclosure Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income.

     (31) EQR will take all measures within its control to ensure that, for each taxable year ending after the Effective Date, it pays dividends (without regard to capital gains dividends) equal to or in excess of the sum of (i) ninety-five percent (95%) of EQR's REIT Taxable Income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety-five percent (95%) of the net income from Foreclosure Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income.

     (32) At the close of each calendar year during its existence, EQR has not had any earnings and profits accumulated in any Non-REIT Year.

     (33) EQR will take all measures within its control to ensure that, for each taxable year ending after the Effective Date, it does not have any earnings and profits accumulated in any Non-REIT Year.

     (34) As required by Regulation Section 1.857-8, for each year commencing with EQR's taxable year ending December 31, 1992, EQR (i) has maintained and will maintain the necessary records relating to the actual ownership of its stock, (ii) has made and will make the requisite information requests of its shareholders regarding stock ownership, and (iii) has maintained and will maintain a list of the persons failing or refusing to comply in whole or in part with EQR's demand for statements regarding stock ownership.

     (35) Any representations herein as to the Properties will also be true with respect to properties acquired by ERP Operating Limited Partnership or any Related Entity or other affiliate after the date hereof.

     (36) None of the liabilities incurred by EQR, ERP Operating Limited Partnership or any Related Entity during the two-year period immediately preceding the date hereof were incurred in anticipation of any of the transactions described in the Registration Statement.

     (37) No Related Entity or other subsidiary of EQR that was formed under State law as a partnership, joint venture or limited liability company has elected to be taxed as a corporation for federal tax purposes.

September 25, 2000
Page 9


     (38) Neither EQR, ERP Operating Limited Partnership, nor any Related Entity or other affiliate was notified by the IRS in writing on or before May 8, 1996, that the entity's classification for federal income tax purposes was under examination.

     (39) The undersigned is familiar with the requirements for qualification as a REIT under the Code and believes that (i) EQR has satisfied such requirements for all periods of its existence and (ii) EQR will satisfy such requirements for all periods after the Effective Time.

     (40) The undersigned is a duly elected officer of EQR. In such capacity, the undersigned has access to relevant information regarding each of the factual matters set forth above and has consulted with other employees and officers of EQR and the ERP Operating Limited Partnership regarding such factual matters, none of whom have disagreed in any respect with any of the representations set forth above.

     (41) EQR has advised you of any matter of which it has been advised by independent legal counsel or accounting advisors or of which EQR or its employees is aware that could, if adversely decided, adversely affect EQR's ability to satisfy the requirements for continued taxation as a REIT under the Code.

September 25, 2000
Page 10


     The foregoing is provided in connection with the preparation of your opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or elsewhere, are accurate and complete and will be accurate and complete on the date the Registration Statement is filed.


                                             Very truly yours,

                                             EQUITY RESIDENTIAL PROPERTIES TRUST


                                             By:  /s/ Michael J. McHugh
                                                  ------------------------------
                                                  Name: Michael J. McHugh
                                                        ------------------------
                                                  Its:  Executive Vice President
                                                        ------------------------

                                    EXHIBIT A

                                   DEFINITIONS

     "ATTRIBUTION RULES": the rules of ownership described in Section 856(h) of the Code.

     "CONSTRUCTIVE" or "CONSTRUCTIVELY": the constructive stock ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

     "ELIGIBLE INDEPENDENT CONTRACTOR": means with respect to any Qualified Lodging Facility, any Independent Contractor if, at the time such Independent Contractor enters into a management agreement or other similar service contract with a Taxable REIT Subsidiary to operate a Qualified Lodging Facility, such Independent Contractor (or any related person) as actively engaged in the trade or business of operating Qualified Lodging Facilities for any person who is not a related person with respect to the Real Estate Investment Trust or the Taxable REIT Subsidiary. A person shall not fail to be treated as an Independent Contractor with respect to any Qualified Lodging Facility by reason of any of the following: (i) the Taxable REIT Subsidiary bears the expenses for the operating of the facility pursuant to the management agreement or other similar service contract, (ii) the Taxable REIT Subsidiary receives the revenues from the operation of such facility, net of expenses for such operation and fees payable to the operator pursuant to such agreement or contract, or (iii) the Real Estate Investment Trust receives income from such person with respect to another property that is attributable to a lease of such other property to such person that was in effect as of the later of (I) January 1, 1999, or (II) the earliest date that any Taxable REIT Subsidiary of such trust entered into a management agreement or other similar service contract with such person with respect to such Qualified Lodging Facility. For purposes of (iii) above, (X) a lease shall be treated as in effect on January 1, 1999, without regard to its renewal after such date, so long as such renewal is pursuant to the terms of such lease as in effect on whichever of the dates under (iii) above is the latest, and (Y) a lease of property entered into after whichever of the dates under (iii) above is the latest shall be treated as in effect on such date if
(I) on such date, a lease of such property from the trust was in effect, and
(II) under the terms of the new lease, such Real Estate Investment Trust receives a substantially similar or lesser benefit in comparison to the lease referred to in (I).

     "EXCEPTION FOR CERTAIN LODGING FACILITIES": is satisfied with respect to an interest in real property which is a Qualified Lodging Facility leased by EQR to a Taxable REIT Subsidiary if the Qualified Lodging Facility is operated on behalf of such Taxable REIT Subsidiary by an Eligible Independent Contractor.

     "EXCESS NONCASH INCOME": the excess of (i) the sum of (A) all interest, original issue discount and other income includible in income with respect to debt instruments received upon the sale of property over the money and fair market value of property received with respect to such instruments and (B) income recognized upon the disposition of real estate if there is a determination that Section 1031 of the Code (like-kind exchanges) does not apply to the disposition and the failure to satisfy the requirements of Section 1031 of the Code was due to reasonable cause and not willful neglect, over (ii) five percent (5%) of REIT Taxable Income (without regard for the deduction for dividends paid and excluding any net capital gain).

     "FORECLOSURE PROPERTY": any real property (including Interests in Real Property), and personal property incident to such real property, acquired by EQR and/or its affiliates as a result of EQR and/or its affiliates having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured; provided that an election for foreclosure property status under Section 856(e)(5) of the Code is in effect with respect to such property and such election has not been terminated under Section 856(e)(4) of the Code. Such term does not include property acquired by EQR and/or its affiliates as a result of indebtedness arising from the sale or other disposition of property of EQR and/or its affiliates which is Section 1221(1) Property which was not originally acquired as foreclosure property.

     "INDEPENDENT CONTRACTOR": means any person other than (i) any person owning (actually or Constructively) more than 35% of the shares of EQR; (ii) any corporation in which persons owning 35% or more of the shares of EQR own (actually or Constructively) more than 35% of the voting power with respect to the stock of such corporation; or (iii) any entity other than a corporation in which persons owning 35% or more of the shares of EQR own actually or Constructively) more than a 35% interest in the assets or net profits of such entity.

     "INTERESTS IN REAL PROPERTY": includes fee ownership and co-ownership of land or improvements thereon, leaseholders of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

     "LIMITED RENTAL EXCEPTION": is satisfied if at least 90% of the leased space of a property is rented to persons other than Taxable REIT Subsidiaries or persons if the Real Estate Investment Trust owns, directly or indirectly (i) in the case of any person which is a corporation, stock of such person possessing 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of shares of all classes of stock of such person, or (ii) in the case of any person which is not a corporation, an interest of 10% or more in the assets or net profits of such person (ownership for purposes of applying (i) and (ii) shall be determined by applying the Modified Attribution Rules).

     "LODGING FACILITY": means a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis. The term Lodging Facility includes customary amenities and facilities operated as part of, or associated with, the Lodging Facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to such Real Estate Investment Trust.

     "MODIFIED ATTRIBUTION RULES": the rules of ownership described in Code
Section 318 as modified by Code Section 856(d)(5).

     "NON-REIT YEAR": any taxable year to which the provisions of Section 856 through Section 860 of the Code do not apply to an entity.

     "PROHIBITED TRANSACTION": the sale or other disposition of Section 1221(1) Property, other than Foreclosure Property, unless (i) the property sold was a Real Estate Asset; (ii) EQR and/or its affiliates held the Real Estate Asset for at least four years; (iii) the aggregate expenditures made by EQR and/or its affiliates during the four (4) year period preceding the date of the sale which are includible in the basis of the Real Estate Asset does not exceed thirty percent (30%) of the net selling price of such asset; (iv) (A) during the taxable year EQR and/or its affiliates did not make more than seven sales of property (other than Foreclosure Property) or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of the REIT's property (other than Foreclosure Property) sold during the taxable year does not exceed ten percent (10%) of the aggregate adjusted bases (as so determined) of all the assets of the REIT as of the beginning of the taxable year; (v) in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, EQR and/or its affiliates has held the property for not less than four (4) years for production of rental income; and (vi) if the requirement of clause (iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an Independent Contractor from whom EQR and/or its affiliates does not directly or indirectly derive gross income (including but not limited to dividends). For purposes of clause (iv)(B) of the preceding sentence, the REIT will be treated as owning its proportionate share of the adjusted bases of assets owned by its affiliates.

     "PROPERTIES": the real properties owned directly or indirectly and/or leased by any of EQR, ERP Operating Limited Partnership, any Related Entity or QRS.

     "QUALIFIED LODGING FACILITY": means any Lodging Facility unless wagering activities are conducted at or in connection with such Lodging Facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such Lodging Facility.

     "QUALIFIED REIT SUBSIDIARY": any corporation if 100 percent of the stock of such corporation is held by EQR.

     "QUALIFIED TEMPORARY INVESTMENT INCOME": any income which (i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends (in whole or in substantial part) on the life expectancy of one or more individuals, or is issued by an insurance company subject to tax under subchapter L of the Code (1) in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, (2) pursuant to the exercise of an election under an insurance contract by a beneficiary owner thereof on the death of the insured party under such contract, or (3) in a transaction involving a qualified pension or employee benefit plan), (ii) is attributable to the temporary investment of new capital (amounts received upon the issuance of stock of EQR or upon a public offering of debt obligations of EQR having maturities of at least five years) received by EQR and (iii) is received or accrued during the one year period beginning on the date EQR received such capital.

     "REAL ESTATE ASSET": real property (including Interests in Real Property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other Real Estate Investment Trusts. Such term also includes any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital (amounts received upon the issuance of stock of EQR or upon a public offering of debt obligations of EQR having maturities of at least five years), but only if such property is stock or a debt instrument, and only for the one-year period beginning on the date EQR receives such capital.

     "REAL ESTATE INVESTMENT TRUST": a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

     "REIT TAXABLE INCOME": "Real estate investment trust taxable income" as defined in Section 857(b) of the Code, which generally equals the taxable income of EQR, computed with the dividends-paid deduction as defined in Section 561 of the Code (except that the portion of such deduction attributable to net income from Foreclosure Property is excluded), excluding any net income from Foreclosure Property, and computed with a deduction for any tax imposed under
Section 857(b)(5) of the Code (I.E., tax on the failure to meet the seventy-five percent (75%) or ninety-five percent (95%) income tests).

     "RELATED ENTITY": any entity classified as a partnership for federal tax purposes in which EQR or ERP Operating Limited Partnership, directly or indirectly owns an interest and any entity, other than a Qualified REIT subsidiary, in which EQR owns an interest that is treated as a disregarded entity under Section 301.7701-2 of the Regulations promulgated by the United States Treasury Department.

     "RELATED REIT": means any Real Estate Investment Trust of which EQR, ERP Operating Limited Partnership and/or any of their respective affiliates owns more than either 10% of the total outstanding voting securities or 10% of the total value of the total outstanding securities.

     "SECTION 1221(1) PROPERTY": stock in trade of EQR and/or its affiliates or other property of a kind which would properly be included in inventory of EQR and/or its affiliates if on hand at the close of the taxable year, or property held by EQR and/or its affiliates primarily for sale to customers in the ordinary course of its trade or business.

     "TAXABLE REIT SUBSIDIARY": any corporation other than a REIT or a Qualified REIT Subsidiary of which EQR owns directly or indirectly, any stock and with respect to which corporation EQR and such corporation jointly elect that such corporation be treated as a "taxable REIT subsidiary" of EQR as defined in Code
Section 856(l)(1).

     "TOTAL ASSETS": the gross assets of EQR determined in accordance with generally accepted accounting principles.


                                       A-5